FOR RELEASE ON
SEPTEMBER 18, 2003

BRIDAS ENERGY, USA AND CADENCE RESOURCES ACCELERATE DRILLING ON THEIR DE SOTO PARISH, LOUISIANA PROJECT

THIRD WELL SHOULD BE AT TOTAL DEPTH IN ABOUT ELEVEN DAYS

WALLA WALLA, WA - Cadence Resources Corp (OTCBB: CDNR) announced acceleration of drilling of its exciting natural gas project in De Soto Parish, Louisiana. The joint venture between Cadence and Bridas Energy USA is now drilling its third well, the J.B. Barr #28-1, which is currently at a depth of about 7,500 feet and should achieve a total depth of 10,300 feet on or about September 29, 2003. The Company has a 45% working interest in this well which is targeting multiple pay zones in the Hosston and Cotton Valley sands. Given the excellent results achieved to date from the first two wells, the JV elected to embark on a more aggressive drilling schedule, in order to have substantial gas available for sale during the coming winter and beyond.

To date, the third well has encountered several shallow indicated pay zones of interest, as well as the expected indicated pay zones in the Hosston formation which were also encountered in previous wells. All of these zones will be more fully evaluated upon logging of the well at total depth.

"The enhanced validation of the Logansport property by finding gas at a much greater distance away from the first and second wells is highly encouraging," said Howard Crosby, President of Cadence.

In other news, the joint venture is progressing with completion of its two other wells in the area, the Ardis Martin-Timber #1 and the Mary Belle Smith #1. The joint venture has completed two stages of a planned four-part completion process on the Ardis Martin-Timber #1. The well has been intermittently flowing gas from different perforated pay sections in the Cotton Valley formation, some of which has been delivered to the marketplace. It is expected that the completion process on this well will be done by about October 6, 2003 and the well will then be placed in full commercial production.

The joint venture has also begun completion of the Mary Belle Smith #1, on which it is also planning a four-stage completion process. The first stage of the process is currently underway. The joint venture expects that the Mary Belle Smith #1 will be fully completed in about five weeks.

Bridas Energy USA, based in Houston, has operations in the Texas-Louisiana Gulf Coast Area. Bridas Energy USA is a wholly owned subsidiary of Bridas Corporation, a BVI corporation with its head offices in Buenos Aires, Argentina. Bridas Corporation's worldwide activities include operations in all areas of energy production including exploration, production, transportation, storage, and shipment, as well as power generation. Cadence Resources is an oil and gas exploration company based in Walla Walla, Washington with development activities in Louisiana, Texas, and Michigan.

Certain statements contained herein may contain forward-looking statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.

Contacts:  Howard Crosby (509) 526-3491 or John Ryan (843) 682-2023